Exhibit 99.1

Crane Co.	NEWS

Contact: Richard E. Koch Director, Investor Relations and Corporate Communications 203-363-7352 www.craneco.com

CRANE CO. RE-AFFIRMS 2009 GUIDANCE AT INVESTOR CONFERENCE

STAMFORD, CONNECTICUT – February 18, 2009—Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, announced that it will re-affirm its 2009 EPS and cash flow guidance at the Company’s annual investor day to be held tomorrow in New York City.

Mr. Eric Fast, president and chief executive officer of Crane Co., will say, “Core revenue for 2009 is expected to decline approximately 7%, with lower demand anticipated across each of the five business segments. This will reduce operating profits excluding restructuring charges from 2008 levels in all segments with the exception of Aerospace & Electronics, which will benefit from projected lower engineering expenditures. Our 2009 earnings per share guidance of $2.10—$2.40 reflects considerable uncertainty about the global economy and the timing and ultimate impact of worldwide fiscal and monetary stimulus packages. Free cash flow is expected to exceed the $146 million achieved in 2008. The guidance reflects headwinds from pension expense and foreign exchange, and assumes an estimated annual tax rate of approximately 30%. The guidance also includes an expected additional charge in 2009 of approximately $15 million pretax ($10 million after-tax, $0.16 per share, all cash) related to the Restructuring Program and integration costs associated with the Krombach acquisition. Our earnings in the first half of 2009 are expected to be substantially lower than the second half of the year reflecting very difficult current economic conditions and because the full benefit of the cost savings initiatives, restructuring efforts and the anticipated reduction in Aerospace engineering spending will not be realized until the latter part of 2009.”

Mr. Fast continued, “The Company expects to complete development of the brake control system for the Boeing 787 that meets the originally specified requirements during the second quarter of 2009 although engineering efforts at reduced levels will be needed to support test flights. However, Boeing has communicated certain changed aircraft requirements that affect the brake control system, and we have recently entered into discussions with our customer, GE Aviation Systems, regarding development of a new version of the 787 brake control system, including whether this additional development work will be funded by the customer. It is the Company’s position that it is not required to undertake this additional development work without customer funding, and the costs of such work, which could be material, are not included in our guidance.”

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has five business segments: Aerospace & Electronics, Fluid Handling, Engineered Materials, Merchandising Systems, and Controls. Crane has approximately 12,000 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and subsequent reports filed with the Securities and Exchange Commission.

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